UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2015

COMMUNITY BANKERS TRUST CORPORATION

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	001-32590 (Commission File Number)	20-2652949 (IRS Employer Identification No.)

9954 Mayland Drive, Suite 2100 Richmond, Virginia (Address of principal executive offices)	23233 (Zip Code)

Registrant’s telephone number, including area code: (804) 934-9999

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2015, Community Bankers Trust Corporation (the “Company”) approved certain actions with respect to annual incentives and bonuses for Rex L. Smith, III, the Company’s President and Chief Executive Officer, as described below.

As previously disclosed, the Company annually adopts an objectives-based incentive plan for its executive officers that ties incentive payments to specific operating metrics of the Company. At the time of the adoption of the plan for each of 2012, 2013 and 2014, the Company was a participant in the Capital Purchase Program under the United States Department of the Treasury’s Troubled Asset Relief Program (“TARP”), and TARP regulations restricted the ability of the Company’s most highly compensated employee to receive a cash bonus. Accordingly, as such employee, Mr. Smith was not included in the incentive plan for any of those years. This restriction was eliminated when the Company repaid its outstanding TARP preferred stock investment in April 2014.

On January 16, 2015, the Company’s Board of Directors approved a one-time discretionary bonus in the amount of $100,000 to Mr. Smith for his performance and service to the Company. In addition, on January 16, 2015, the Board of Directors adopted an objectives-based incentive plan for the 2015 year for its executive officers that is similar in structure to the plan for the 2014 year. Mr. Smith is a participant in the 2015 plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANKERS TRUST CORPORATION
(Registrant)

Date: January 23, 2015	By:	/s/ John M. Oakey, III
John M. Oakey, III
Executive Vice President, General Counsel and Secretary